Exhibit 10.4

December 19, 2016

New York REIT, Inc.

New York Recovery Operating Partnership, L.P.

405 Park Avenue

New York, New York 10022

Ladies and Gentlemen:

Reference is made to that certain (i) Seventh Amended and Restated Advisory Agreement (the “Advisory Agreement”) dated as of June 26, 2015, by and among New York REIT, Inc. (the “Company”), New York Recovery Operating Partnership, L.P. (the “Operating Partnership”) and New York Recovery Advisors, LLC (the “Advisor”), (ii) Amendment No. 2 thereto dated as of the date hereof (the “Advisory Amendment”), and (iii) First Amendment to Amended and Restated Management Agreement (the “Management Amendment” and together with the Advisory Amendment, the “Amendments”) dated as of the date hereof, by and among the Company, the Operating Partnership and New York Recovery Properties, LLC (the “Manager”).

In connection with the execution of the Amendments and in consideration of the promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intended to be legally bound, agree as follows:

Retention of Advisor Personnel

In order to incentivize and retain the personnel of the Advisor and its affiliates agreed between Advisor and the Company on the date hereof (each, an “Advisor Employee”), the Advisor and the Company hereby agree to the following terms:

•	2016 Bonuses: The amount of the 2016 bonus to be paid to each Advisor Employee shall be no less than 75% of such employee’s 2015 bonus. The 2016 bonus for each Advisor Employee shall be paid in accordance with the Advisor’s past practices, which require, among other things, that an Advisor Employee remain employed by the Advisor or its affiliates through the date his or her bonus is to be paid in order to receive such bonus.

•	2017 Retention Awards:

o	On or before December 21, 2016, the Company and the Advisor shall enter into an escrow agreement pursuant to which, on December 26, 2016, the Company shall deposit with Chicago Title Insurance Company, as escrow agent, an amount equal to $683,887.50 (the “Escrow Funds”) by wire transfer of immediately available funds. Any expenses associated with maintaining an escrow account for the Escrow Funds shall be solely those of the Advisor. The Escrow Funds shall be paid as retention bonuses in accordance with the following bullet to each Advisor Employee in the aggregate amount agreed between Advisor and the Company for each Advisor Employee (the “Retention Amount”). For the avoidance of doubt and notwithstanding anything to the contrary contained in the Advisor Agreement, the Escrow Funds shall not be refundable to the Company for any reason other than by reason of equitable adjustment to account for the any Advisor Employees who are no longer employed by the Advisor or its affiliates as of the date of payment. Should any equitable adjustment be required to account for the termination of employment of any Advisor Employees prior to payment of such agreed Retention Amount, such amount will be released from Escrow to the Company within five (5) business days of the date of such Advisor Employee’s termination.

o	The Advisor shall pay each Advisor Employee who remains employed by the Advisor or its affiliate through (x) the date the Company files its 2016 Form 10-K (the “10-K Date”), an amount equal to two-thirds (2/3) of such Advisor Employee’s Retention Amount and (y) upon the earlier of (i) the final day of the Initial Extension Period, and (ii) the termination of the Advisory Agreement (as applicable, the “Expiration Date”), the remainder of such Advisor Employee’s Retention Amount. All Retention Amounts payable in accordance with the foregoing sentence shall be paid by the Advisor on the 10-K Date or the Expiration Date, as applicable. Notwithstanding the foregoing, upon a Change of Control (as defined in the Advisory Agreement) prior to the 10-K Date or Expiration Date, the entirety of the Retention Amounts shall be paid to the Advisor Employees that remain employed by the Advisor or its affiliates on such date.

o	For each applicable Additional Extension Period (as defined in the Advisory Agreement), the Company shall pay to the Advisor, no later than five (5) business days prior to the beginning of such Additional Extension Period, an additional amount equal to $227,962.50 (which amount shall be equitably adjusted to account for any Advisor Employee that, as of the beginning of such Additional Extension Period, is no longer employed by the Advisor or its affiliates) by wire transfer of immediately available funds to the account specified by the Advisor in writing at least seven (7) business days prior to the beginning of such Additional Extension Period. Such amount shall be paid as retention bonuses in accordance with the following bullet to each Advisor Employee in the aggregate amount (the “Additional Amount”) agreed between Advisor and the Company for each Advisor Employee. For the avoidance of doubt and notwithstanding anything to the contrary contained in the Advisor Agreement, such amount shall not be refundable to the Company for any reason other than by reason of equitable adjustment to account for the any Advisor Employees who are no longer employed by the Advisor or its affiliates as of the date of payment. Should any equitable adjustment be required to account for the termination of employment of any Advisor Employees prior to payment of such agreed Additional Amount, such amount will be released from Escrow to the Company within five (5) business days of the date of such Advisor Employee’s termination.

o	The Advisor shall pay, on the Advisor’s last regularly scheduled payroll date during each Additional Extension Period, each Advisor Employee who remains employed by the Advisor or its affiliate through such date, such Advisor Employee’s Additional Amount.

•	Advisor Employee Non-Competes: Upon expiration or earlier termination of the Advisor Agreement, the Advisor agrees to release all Advisor Employees (other than Nick Radesca, Michael Ead and Zachary Pomerantz) from their respective non-compete agreements to the extent such Advisor Employees become direct or indirect employees of the Company or its advisor or a successor to the Company or its advisor.

Miscellaneous

The initial press release and Form 8-K filings made by the Company regarding the amendment and extension of the Advisory Agreement shall be subject to prior review and comment by the Advisor, and the Company shall consider such comments in good faith.

The aforementioned terms are contingent upon execution and effectiveness of the Amendments. This letter agreement may be executed (including by facsimile, PDF or other electronic transmission) with counterpart signature pages or in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute on and the same instrument.

[Signature Page Follows]

If such terms are acceptable, please acknowledge by signing below and returning your signed copy, together with your signed copies of the Amendments.

Sincerely,

NEW YORK RECOVERY ADVISORS, LLC

By:	New York Recovery Special Limited Partnership, LLC, its sole member

By:	American Realty Capital III, LLC, its sole member

By:	AR Global Investments, LLC, its managing member

By:	/s/ Edward M. Weil, Jr.
Name:	Edward M Weil, Jr.
Title:	Chief Executive Officer

NEW YORK RECOVERY PROPERTIES, LLC

By:	New York Recovery Special Limited Partnership, LLC, its sole member

By:	American Realty Capital III, LLC, its sole member

By:	AR Global Investments, LLC, its managing member

By:	/s/ Edward M. Weil, Jr.
Name:	Edward M Weil, Jr.
Title:	Chief Executive Officer

Acknowledged and Agreed:

New York REIT, Inc.

By:	/s/ Randolph C. Read
Name:	Randolph C. Read
Title:	Chairman

New York Recovery Operating Partnership, L.P.

By: New York REIT, Inc., its general partner

By:	/s/ Randolph C. Read
Name:	Randolph C. Read
Title:	Chairman

Signature Page to Personnel Side Letter